REDACTED COPY

Certain confidential information contained in this document and marked by [***] has been omitted because the Company has determined the information (i) is not material and (ii) is the type of information that the Company treats as private or confidential.
LOAN PURCHASE AND SALE AGREEMENT
By and Between
HomeStreet Bank,
a Washington state chartered commercial bank
(as “Seller”)
and
Bank of America, N.A.,
a national banking association
(as “Buyer”)
Dated as of December 26, 2024

HomeStreet B of A Loan Sale Agreement

1

2

Schedule 1    —Pricing Schedule
Schedule 2    —Representations and Warranties as to the Loans
Schedule 3    —Schedule of Exceptions to Representations and Warranties
Schedule 4    —Data File
Attachment 1    —Form of Allonge
Attachment 2    —Form of Mortgage Assignment
Attachment 3    —Forms of Notices to Obligor and Insurance Agent
Attachment 4    —Form of Assignment of Loans

LOAN PURCHASE AND SALE AGREEMENT
(Servicing Retained)
THIS LOAN PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 26th day of December, 2024, by and between HOMESTREET BANK, a Washington state chartered commercial bank, as seller (including its successors and assigns, “Seller”), and BANK OF AMERICA, N.A., a national banking association, as buyer (“Buyer”). Seller and Buyer are sometimes hereinafter referred to in this Agreement individually as a “Party” and collectively as the “Parties”. This Agreement sets forth the terms and conditions under which Seller agrees to sell and Buyer agrees to purchase the Loans (as defined below).
For good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller and Buyer agree as follows:
1.Definitions. Capitalized terms shall be defined as set forth in this Section 1.
“Acceptable Servicing Procedures” means the higher of: (a) the procedures, including prudent collection and loan administration procedures, and the standard of care employed by prudent mortgage servicers that service mortgage loans of the same type as the Loans in the jurisdictions in which the Mortgaged Properties are located; and (b) the procedures, including prudent collection and loan administration procedures, and the standard of care that Seller customarily employs and exercises in servicing and administering similar mortgage loans for its own account which in the case of each of (a) and (b) shall be in full compliance with all applicable federal, state and local laws, ordinances, rules and regulations and the terms of the applicable Loan Documents.
“Additional Loans” means those certain loans identified on Schedule 5 to this Agreement.
“Affiliate” means, with respect to any identified person or entity, any other person or entity that controls, is controlled by or is under common control with such identified person or entity.
“Aggregate Purchase Price” means the sum of the Individual Purchase Prices for the Loans as set forth on the Pricing Schedule, the weighted average of which is 91.4641% of the unpaid principal balance of the Loans.   The portion of the Aggregate Purchase Price for the Loans that are not Additional Loans is the sum of the Individual Purchase Prices for such Loans as set forth on the Pricing Schedule, and the portion of the Aggregate Purchase Price for the Loans that are Additional Loans is the sum of the Individual Purchase Prices for such Loans as set forth on the Pricing Schedule.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction, to the extent applicable to the

Person or Loan in question (including, without limitation, the underwriting, origination, servicing, ownership, collection, holding, acquisition and sale of such Loan).
“Anti-Money Laundering Laws” means Applicable Law in any jurisdiction in which the Person in question is located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Applicable Closing” means (a) in the case of the Loans that are not Additional Loans, the closing of the purchase and sale of such Loans (the “Stage One Closing”) and (b) in the case of the Loans that are Additional Loans, the closing of the purchase and sale of such Loans (the “Stage Two Closing”).
“Applicable Closing Date” means (a) in the case of the Loans that are not Additional Loans, the Stage One Closing Date, and (b), in the case of the Loans that are Additional Loans, the Stage Two Closing Date.
“Applicable Law” means all federal, state and local laws, statutes, rules, regulations and orders, and all requirements of any governmental authority, to the extent applicable to the Person or Loan in question (including, without limitation, the underwriting, origination, servicing, ownership, collection, holding, acquisition and sale of such Loan).”Business Day” means any day other than a Saturday, Sunday or day on which banking institutions located in the States of Washington, New York, North Carolina and if different, the States where the head offices of the Parties are located, are authorized or obligated by law or executive order to be closed.
“Bailment Agreement” is defined in Section 4.1 of this Agreement.
“Buyer” is the party identified as “Buyer” in the first paragraph of this Agreement.
“Closing Documents” is defined in Section 4.2 of this Agreement.
“Collections” means all payments, proceeds and/or awards, actually received by the specified holder of the Notes, in cash, including checks that have been reduced to good funds, for current application to the indebtedness of the Obligor under a Loan, whether or not so applied and, if so applied, whether applied to principal, interest, fees or any other such indebtedness.
“Commercial Lease” means a lease of space in a Mortgaged Property for any purpose other than personal residential use by the lessee.
“Confidentiality Agreement” means the confidentiality agreement dated November 27, 2024 executed by Buyer and Seller relating to the sale of the Loans.
“Confidentiality Exceptions” means disclosure of information (i) to the extent such party reasonably determines such disclosure is necessary or advisable in order to fulfill such party’s or affiliate’s disclosure obligations under securities laws or other applicable law, (ii) in connection with a securitization, sale or other disposition of Loans, to extent the disclosing party reasonably determines such disclosure is necessary or advisable in order to effect such securitization, sale or other disposition, (iii) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, provided that, to the extent permitted by applicable law, the party required to disclose pursuant to such order and its affiliates shall use commercially reasonable efforts to give notice thereof to the other party and, at such other party’s expense, a reasonable opportunity for such other party to object, (iv) to actual and potential investors, (v) to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of such party’s business or that of any of its affiliates, including, without limitation, bank and securities examiners, or to satisfy reporting obligations, (vi) to the extent that such information with respect to one party becomes publicly available other than by reason of disclosure by the other party or any of its affiliates, was independently developed, discovered or derived by the other party or its respective affiliates without reference to the information that is subject to the confidentiality provisions hereof or becomes available to such party or its respective affiliates from a source which is not known by the disclosing party or any such affiliate to be subject to a confidentiality obligation to the other party (vii) to the Representatives (as defined in the Confidentiality Agreement) of such party, provided that such Representatives are advised of the confidential nature of such information.
“Credit Documents” means, with respect to each Loan, the following related documents:
(A)(i) evidence of all required insurance and contact information for all insurance agents; (ii) all credit reports obtained in connection with the Loan origination; (iii) commercial appraisal report; (iv) payment records and insurance claim files; (v) all financial statements and tax returns obtained in connection with the Loan origination; (vi)  Phase I environmental inspection report or an environmental database review on the Mortgaged Property; (vii) rent rolls and operating statements for the Mortgaged Property at origination; (viii) Seller’s underwriting and credit approval; (ix) standard flood hazard determination; (x) if a special flood hazard determination has been made, borrower notification of special flood hazards form signed by the Obligor;
(B)if applicable, (i) survey of the Mortgaged Property obtained in connection with the applicable Loan; and (ii) each instrument necessary to complete identification of any exception set forth in the exception schedule in the Title Policy (i.e., map or plat, restrictions, easements, sewer agreements, etc.); and
(C)if applicable and in Seller’s possession, (i) loan application; (ii) any other third party reports obtained in connection with the origination of the Loan; (iii) tax receipts, insurance premium receipts and correspondence; (iv) correspondence with the Obligors; (v) the executed power of attorney; (vi) the HUD-1 or other settlement statement; (vii) the lender’s escrow or closing instructions; and (viii) any other underwriting documents.
“Cut-off Date” means December 20, 2024.
“Damages” means any and all actual and direct out-of-pocket assessments, judgments, claims, liabilities, obligations, losses, costs, damages or expenses (including interest, penalties and reasonable attorneys’ fees, expenses and disbursements) in connection with any action, suit or proceeding brought by a third party against Seller and/or Buyer in connection with any Loan or the servicing of any Loan.

“Data File” means the spreadsheet attached as Schedule 4 to this Agreement containing certain information about the Loans.
“Evergreen R&W’s” means the representations and warranties on Schedule 2 to this Agreement that are identified in the following table: [***]
“Governmental Authority” means any nation or government (including the United States), any political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any multilateral or supranational entity, or any state, county, municipal, or local government.
“Hazardous Materials” is defined in No. 11 on Schedule 2 to this Agreement.
“Hazardous Materials Laws” is defined in No. 11 on Schedule 2 to this Agreement.
“Impositions” means property taxes, assessments, insurance premiums and ground rents payable in connection with any Mortgaged Property.
“Impounds” means all amounts collected from Obligors and held by Seller for payment of Impositions in connection with any Loan, including any interest that has accrued thereon for the benefit of an Obligor.
“Indemnifying Party” is defined in Section 11 of this Agreement.
“Individual Loan Purchase Price Percentage” means, as to each Loan the purchase price percentage for such Loan indicated on the Pricing Schedule.
“Individual Loan Purchase Price” means, as to each Loan, (a) the product of (i) the unpaid principal balance of such Loan as of the Cut-off Date and (ii) the Individual Loan Purchase Price Percentage for such Loan, (b) plus the amount of accrued and unpaid interest on such Loan through and including the day immediately preceding the Applicable Closing Date. Any Impounds or Reserves held by the Seller as of the Applicable Closing Date with respect to a Loan shall be transferred to Seller and shall be disregarded in calculating the Individual Loan Purchase Price for such Loan.
“Liquidated Damages Payment” is defined in Section 27.3 of this Agreement.
“Loan Documents” means the Notes, the Mortgages, the Title Policies, the lender’s closing instructions, and any and all loan agreements, assignments of leases and rents, security agreements, financing statements, guaranties, collateral assignments of property management agreements, tenancy-in-common agreements, certificates and indemnity agreements regarding hazardous substances, and other agreements or documents, whether an original or a copy and whether or not similar to those enumerated, evidencing, securing, guaranteeing or otherwise documenting or perfecting security interests in connection with the Loans and, with respect to a property subject to a Commercial Lease, any additional documentation customarily obtained in connection with loans secured by properties subject to Commercial Leases, including, but not limited to, tenant estoppels actually obtained by Seller, subordination, nondisturbance and attornment agreements actually obtained by Seller and documents relating to capital improvement reserve accounts or retenanting reserve accounts.
“Loans” means the loans listed on Schedule 1 to this Agreement and includes (a) the Notes; (b) all rights to payment and other right, title and interest of Seller in, to and under the Notes, specifically including, without limitation, all accrued interest, fees and late charges; (c) each other Loan Document and each Credit Document; (d) all rights, title, interests, powers, liens or security interests of Seller in, to or under each Loan Document and each Credit Document, including without limitation claims and rights to and interests in proceeds of hazard or casualty insurance covering collateral securing such Loan and awards in eminent domain and condemnation proceedings affecting such collateral; (e) all Collections received by Seller on or after the Cut-Off Date and required to be remitted to Buyer pursuant to Section 3.5 of this Agreement; (f) any right, claim or cause of action, and any liability or counterclaim associated therewith, arising out of or in connection with litigation pending, if any, with respect to such loan obligation or the collateral therefor; (g) any judgment or execution based upon the Notes or any other Loan Document, to the extent attributable thereto, and any lien arising from any such judgment or execution; and (h) all other documents held by Seller contained in the Review File with respect to the Loans.
“Loan Sale” means the sale of the Loans from Seller to Buyer pursuant to this Agreement.
“Mortgage Assignments” is defined in Section 4.2 of this Agreement.
“Mortgaged Properties” means the real and personal property encumbered by the Mortgages.
“Mortgages” means each mortgage, deed of trust, deed to secure debt or other similar instrument, if any, securing the Notes, including, without limitation, all modifications, restructurings, extensions consolidations and amendments thereof.
“Notes” means each promissory note or other instrument evidencing the Loans, including, without limitation, all modifications, restructurings, extensions consolidations and amendments thereof.
“Obligor” means any maker or co-maker of any Note and any guarantor, surety or other primary, secondary or other party obligated with respect to any Loan or any performance or payment obligation in connection therewith, and any other party who has granted collateral for or whose property or any portion thereof is subject to any encumbrance securing any Loan or any performance or payment obligation in connection therewith.
“OFAC” is defined in the definition of “Sanction”.
“Permitted Assignee” is defined in Section 15 of this Agreement.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Prepayment Premium Waiver Clause” means, with respect to any Loan, a provision in the related Note or other Loan Documents providing for a waiver of any prepayment premium that would otherwise be payable to the Lender under the related Loan Documents if such Loan is refinanced with a Prepayment Premium Waiver Clause Refinancing.
“Prepayment Premium Waiver Clause Refinancing” means, with respect to any Prepayment Premium Waiver Clause, a “non-recourse Fannie Mae Delegated Underwriting and Servicing Program permanent loan” or such other type of refinancing as may be described in such Prepayment Premium Waiver Clause that, if arranged by the Lender under the related Loan Documents, would result in the waiver pursuant to such Prepayment Premium Waiver Clause of a prepayment premium that would otherwise be applicable as the result of such refinancing.
“Pricing Schedule” means the listing of the Loans to be purchased hereunder attached as Schedule 1 hereto which includes the applicable Individual Loan Purchase Price Percentage for each Loan.
“Prohibited Person” means any Person:
(a)listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);
(b)that is owned or controlled by any Person that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;
(c)with whom dealing or otherwise engaging in any transaction is prohibited by any terrorism or money laundering law, including the Executive Order;
(d)who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;
(e)that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website, https://sanctionssearch.ofac.treas.gov/ or at any replacement website or other replacement official publication of such list; or
(f)who is an Affiliate of a Person listed in clauses (a) through (e) above.
“Repurchase Price” means the price to be paid by Seller for each Loan repurchased from Buyer pursuant to the terms of this Agreement, which price shall be computed as follows:

(a)    the outstanding principal balance for such Loan as of the repurchase date multiplied by the Individual Loan Purchase Price Percentage in effect as of the Applicable Closing Date; plus

(b)    the amount of any non‑default interest accrued, but not paid, on such Loan through the repurchase date; minus

(c)    any prepaid interest on such Loan received by Buyer that had not accrued as of the end of the day immediately preceding the repurchase date; plus

(d)    the amount of any unreimbursed protective advances made by Buyer with respect to such Loan to the extent not otherwise included in clause (a) above.
“Reserves” means any funds (other than Impounds) in any reserve accounts for payment of costs of capital expenditures, tenant improvements, leasing commissions or other property expenses held by Seller in connection with the Loans as of the Applicable Closing Date, including any interest that has accrued thereon for the benefit of an Obligor before the Applicable Closing Date.
“Review File” means all instruments and documents delivered by Seller to Buyer in connection with the Loans or the purchase of the Loans under this Agreement on or before the date hereof for the purposes of Buyer’s due diligence review of the Loans. The Review File shall be provided through an electronic data room set up by Seller at URL https://homestreet.firmex.com/, and the use of the data room will be subject to the Confidentiality Agreement.
“Sale Documents” means this Agreement and all attachments hereto, the Closing Documents, the Confidentiality Agreement, and all other instruments, agreements, certificates and other documents at any time executed and delivered by or on behalf of Seller and/or Buyer in connection with the sale of the Loans pursuant to this Agreement.
“Sanctioned Country” means any country or territory that is the subject or target of comprehensive country-wide or territory-wide Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic, Luhansk People’s Republic, Kherson and Zaporizhzhia regions of Ukraine).
“Sanctions” means, with respect to any Person, the following items: individually and collectively, respectively, any and all economic or financial sanctions, laws or regulations, sectoral sanctions, secondary sanctions, trade embargoes or similar restrictive measures, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other Governmental Authorities with jurisdiction over such Person.
“Sanctions List” means: (a) the “Specially Designated Nationals and Blocked Persons List” published by OFAC; (b) the “Consolidated List of Financial Targets” published by the European Union; (c) the “Investment Ban List” of His Majesty’s Treasury of the United Kingdom; and (d) any other list of Sanctioned Persons issued by the United Nations Security Council or by any Governmental Authority of the United States, the European Union or the United Kingdom.

“Sanctioned Person” means any Person who or which: (a) appears on any Sanctions List; (b) is located, organized or resident in a Sanctioned Country; (c) is a subject or target of Sanctions due to being directly or indirectly owned 50% or more or controlled, individually or in the aggregate, by any of the Persons enumerated in (a) or (b), or due to acting on behalf of such Persons; or (d) is otherwise the subject or target of Sanctions.
“Seller” is the party identified as “Seller” in the first paragraph of this Agreement.
“Seller’s Knowledge” means the actual current knowledge, without investigation of any kind or nature, other than making inquiry of the officer(s) or employee(s) of Seller who are employed by Seller at the time the inquiry is made and who are directly responsible for servicing of the Loans provided that no such officer(s) or employee(s) shall be personally liable to Buyer for any matter in connection with this Agreement.
“Servicing Agreement” means a servicing agreement with respect to the Loans between Buyer, as owner, and Seller, as servicer, on terms mutually acceptable to Buyer and Seller and entered into on or prior to the Stage One Closing Date.
“Special Liens Representation” means the representations and warranties made in paragraph (a) of No. 25 (captioned “Special Liens Representation; Junior Liens”) in Schedule 2 to this Agreement.
“Stage One Closing” is defined in the definition of “Applicable Closing”.
“Stage One Closing Date” is defined in Section 3 of this Agreement.
“Stage Two Closing” is defined in the definition of “Applicable Closing”.
“Stage Two Closing Date” is defined in Section 3 of this Agreement.
“Survival Period” is defined in Section 6.3.1 of this Agreement.
“Survival Period End Date” means the second anniversary of the Stage Two Closing Date; provided, however, that if the Stage Two Closing does not occur, the Survival Period End Date shall be the second anniversary of the Stage One Closing Date.
“Title Policy” means a policy of title insurance insuring the lien of one or more Mortgages, including any endorsements to such policy.
“UCC Assignments” is defined in Section 4.2 of this Agreement.
2.Agreement to Purchase and Sell. Subject to and in accordance with the terms and conditions of this Agreement, Seller agrees to sell, assign, transfer and convey to Buyer on the Applicable Closing Date (with servicing rights retained by Seller, subject to and in accordance with the terms of the Servicing Agreement) and Buyer agrees to purchase and accept on the Applicable Closing Date, all right, title and interest of Seller, as of the Applicable Closing Date, in, to and under the Loans set forth on the Data File to be purchased on each Applicable Closing Date on the terms and subject to the conditions set forth in this Agreement.

3.Closing. The closing of the purchase and sale provided for in this Agreement shall occur on (a) December 27, 2024 (the “Stage One Closing Date”), in the case of the Loans that are not Additional Loans, and (b) December 30, 2024 (the “Stage Two Closing Date”), in the case of the Loans that are Additional Loans, in each case upon payment by Buyer and Seller’s receipt of the Aggregate Purchase Price for the Loans that are being purchased on such Applicable Closing Date by wire transfer of immediately available funds and the satisfaction of all the conditions precedent to the Applicable Closing set forth in Section 7 of this Agreement.
3.1Intentionally Omitted.
3.2Intentionally Omitted.
3.3Conveyance. Upon receipt of the Aggregate Purchase Price for the Loans that are being purchased on each Applicable Closing Date, Seller shall sell, assign, transfer and convey such Loans to Buyer subject to and in accordance with the provisions of this Agreement and the ownership of each such Loan, including each Note, each Mortgage, the Credit Documents, the Loan Documents, and the contents of the Review File and any other document evidencing or pertaining to such Loan, shall be vested in Buyer. Without limiting the generality of the foregoing, the Parties expressly acknowledge and agree that such sale is on a servicing-retained basis subject to and in accordance with the terms of the Servicing Agreement. The sale of the Loans by Seller to Buyer shall be WITHOUT RECOURSE, on an “AS IS” basis and WITHOUT REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, except in respect of Seller’s representations and warranties as expressly set forth herein.
3.4Taxes, Fees, Etc. Buyer shall pay all filing and recording fees required to be paid by either Seller or Buyer in connection with the filing and recording of the Mortgage Assignments for each Loan. Buyer will be responsible for obtaining, at Buyer’s expense, any endorsement(s) to the Title Policies desired by Buyer in order to confirm that Buyer has succeeded to the rights of the insured under the Title Policies.
3.5Payments after the Cut-off Date. With respect to the Loans purchased following each Applicable Closing Date, Buyer shall be entitled to all payments and other Collections on the Loans received after the Cut-off Date, other than payments or Collections due on or prior to the close of business on the Cut-off Date. For the avoidance of doubt, the amounts to which Buyer is entitled include without limitation any prepaid interest in respect of any payment due after the Cut-off Date. From time to time after the Applicable Closing Date, subject to and in accordance with the terms of the Servicing Agreement, Seller shall pay to Buyer promptly, and in any event within five (5) Business Days after the receipt thereof, the net amount of any Collections received by Seller after the Cut-off Date (to the extent collected in good funds by Seller) and not already so paid to Buyer, but only after all payments due to Seller from Buyer in connection with the sale of the Loans have been paid to Seller.
3.6Impounds and Reserves. Any Impounds and Reserves held by Seller in connection with the applicable Loans to be purchased on each Applicable Closing Date shall be transferred by Seller to Buyer, subject to the rights of the Obligors with respect thereto, on the Applicable Closing Date. From time to time after the Applicable Closing Date, subject to and in accordance with the terms of the Servicing Agreement, Seller shall deliver to Buyer promptly, and in any event within five (5) Business Days after the receipt thereof, amounts constituting an Impound or Reserve payment. The amount of the Impounds and Reserves as of the Cut-off Date are set forth on the Data File. Seller shall provide an update to such amounts to reflect any activity with respect to such Impounds or Reserves that occurred in between the Cut-off Date and the Applicable Closing Date not later than the second Business Day after the Applicable Closing Date (if there is no such activity, the Seller may by such date instead simply notify the Buyer that there is no such activity to reflect).

4.Transfer of Loans; Certain Covenants.
4.1Delivery of Original Notes. Not later than the date specified in the Bailment Agreement (as defined below), Seller shall deliver the original Notes (other than for Loan Number [***] for which an original lost note affidavit is being delivered) duly endorsed to Buyer on the face thereof with allonges in the form attached hereto as Attachment 1 to Computershare Trust Company, N.A., acting in its capacity as bailee for the benefit of Seller, under the terms of that certain Bailment Letter Agreement dated December 12, 2024, among Seller, Buyer and Computershare Trust Company, N.A., as amended by that certain First Amendment to Bailment Letter Agreement dated December 19, 2024 (collectively, the “Bailment Agreement”).
4.2Delivery of Closing Documents. On the Applicable Closing Date, with respect to the Loans to be purchased on such date, Seller shall deliver to Buyer or Buyer’s designee the following (collectively, the “Closing Documents”): (a) an originally executed and acknowledged assignment of each Loan and the security instruments for each Loan in the form attached hereto as Attachment 2, or in such other form as may be acceptable to Buyer and Seller for each Loan (the “Mortgage Assignments”), selling, assigning, transferring and conveying to Buyer all right, title and interest of Seller in, to and under such Loan and the related Mortgage; (b) to the extent applicable, copies of all recorded intervening assignments of each Loan and the security instruments for each Loan by each prior owner thereof for each Loan, (c) copies of all other fully executed Loan Documents, all on the terms and conditions set forth in this Agreement, and (d) copies of all Uniform Commercial Code financing statements and/or fixture filings filed in connection with the Loans to Buyer to be amended by Buyer (the “UCC Assignments”), and (e) an originally executed Assignment in the form of Attachment 4 to this Agreement. The Closing Documents shall be without recourse, representation or warranty of any kind or nature; provided, however, that such qualifying language in the Closing Documents shall not affect, limit or enlarge the obligations of Seller or the rights, remedies or recourse of Buyer under this Agreement. Seller shall prepare the Closing Documents at its cost and expense and shall provide proposed final, unexecuted versions thereof to Buyer on or before the Applicable Closing Date. Each Mortgage Assignment shall be in proper form for recording in the appropriate jurisdiction where the related Mortgaged Property is located.
4.3Delivery of Copies of Notes and Allonges. Not later than ten (10) Business Days prior to the Applicable Closing Date, Seller shall provide Buyer with true, correct and complete copies of the executed original Notes and Allonges for all of the Loans via electronic data room at URL https://homestreet.firmex.com/.
4.4Delivery of Loan Documents, Etc. Not later than ten (10) Business Days after the Applicable Closing Date, Seller shall deliver or cause to be delivered to Buyer or Buyer’s designee, the Loan Documents (other than the Notes, which shall be delivered under Section 4.1). Each Note shall be an original (other than for Loan Number [***] for which an original lost note affidavit is being delivered). Each of the Loan Documents other than the Note also shall be an original, to the extent in Seller’s possession.
4.5Recordation of Mortgage Assignments, Etc. Buyer shall be responsible for recording the Mortgage Assignments and filing the UCC Assignments in the appropriate public offices, at Buyer’s sole cost and expense.
4.6Insurance. Buyer shall be entitled to any proceeds of any force-placed insurance, mortgage impairment insurance or similar insurance maintained by Seller with respect to any Loan to the extent such proceeds are payable to Seller after the Applicable Closing Date.

4.7IRS Reporting. Each party to this Agreement shall submit all Internal Revenue Service forms and comply with all related reporting obligations for the Loans for the period during which such party services the Loans.
4.8Intention of the Parties. With respect to this Agreement and the transactions contemplated hereby, it is the intention of the parties that Buyer is purchasing, and Seller is selling, the Loans and not a debt instrument of Seller or any other security. Accordingly, the parties each intend to treat the sale by Seller to Buyer and the purchase by Buyer of the Loans on the Applicable Closing Date for accounting and federal income tax purposes as a sale by Seller, and a purchase by Buyer, of the Loans. If, notwithstanding the intention of the parties expressed in this Section 4.8, the sale by Seller to Buyer of the Loans hereunder shall be characterized as a secured loan and not a sale, then this Agreement shall constitute a security agreement under the Uniform Commercial Code and other applicable laws. Without being in derogation of the parties’ intention that the sale of the Loans hereunder shall constitute a true sale thereof, Seller hereby grants to Buyer a first priority security interest in all of Seller’s right, title and interest in, to and under the Loans to secure all obligations of Seller under this Agreement and all documents and agreements entered into by Seller in connection with this Agreement.
4.9Agreement Regarding Prepayment Premium Waiver Clauses. With respect to any Loan as to which the related Loan Documents contain a Prepayment Premium Waiver Clause, if any Obligor under any such Loan elects to refinance the Loan with a Prepayment Premium Waiver Clause Refinancing arranged by Seller, Seller shall pay, or cause such Obligor to pay, to Buyer or any Permitted Assignee any prepayment premium that would have been due under the terms of the related Loan Documents but for such Prepayment Premium Waiver Clause Refinancing arranged by Seller. For the avoidance of doubt, the obligations of Seller under this Section 4.9 shall survive the Applicable Closing.
5.Representations and Warranties of Buyer. Buyer hereby represents and warrants as follows, as of the Stage One Closing Date and the Stage Two Closing Date:
5.1Organization, Existence, Etc. Buyer is duly formed or organized, validly existing and, in good standing (or legal equivalent) under the laws of the jurisdiction of its formation or organization, and is registered or qualified to conduct business in all other jurisdictions in which the failure to be so registered or qualified would materially and adversely affect the ability of Buyer to perform its obligations under this Agreement.
5.2Authority and Enforceability, Etc. Buyer has the power and authority to execute, deliver and perform its obligations under each of the Sale Documents to which it is a party and has taken all necessary action to authorize such execution, delivery and performance. Buyer’s execution of this Agreement and its performance of its obligations under this Agreement are not subject to any further approval, vote or contingency from any person or committee. Assuming due authorization, execution and delivery by Seller, the Sale Documents and all obligations of Buyer under this Agreement are the legal, valid and binding obligations of Buyer, enforceable in accordance with the terms of the Sale Documents, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
5.3Conflict with Existing Laws or Contracts. The execution and delivery of the Sale Documents and the performance by Buyer of its obligations under the Sale Documents will not conflict with or be a breach of any provision of any law, regulation, judgment, order, decree, writ, injunction, contract, agreement or instrument to which Buyer is subject. Buyer has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by Buyer of the Sale Documents.
5.4Legal Action Against Buyer. There are no actions or proceedings against, or investigations of, Buyer pending or threatened against Buyer before any court, administrative agency or other tribunal, which could materially adversely affect the transfer of the Loans to Buyer or the execution or delivery by, or enforceability against, Buyer of the Sale Documents.
5.5Licenses, Etc. Buyer has all licenses necessary to carry on its business now being conducted and is licensed, qualified and in good standing under the laws of each state where a Mortgaged Property is located or is otherwise exempt under applicable law from such qualification or is otherwise not required under applicable law to effect such qualification. Buyer has been or will be in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Loan. Buyer has the full power, authority and legal right to hold each Loan.
5.6ERISA. Buyer is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Code, which is subject to Section 4975 of the Code; and (b) the assets of Buyer do not constitute “plan assets” of one or more such employee benefit plans or plans for purposes of Title I of ERISA or Section 4975 of the Code; and (c) Buyer is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Buyer do not constitute plan assets of one or more such plans.
5.7Financial Condition. Buyer is solvent and the acquisition of the Loans hereunder will not cause it to become insolvent. The acquisition of the Loans is not undertaken with the intent to hinder, delay or defraud any of its creditors.
5.8Decision to Purchase. Buyer’s decision to purchase the Loans is based upon its own comprehensive review and independent expert evaluation and analysis of the Review File and other materials deemed relevant by Buyer and its advisors. Except as set forth in the representations and warranties made by Seller herein, which Buyer is entitled to rely on, Buyer has made such independent investigation as Buyer deems to be warranted into the nature, title, attachment, perfection, priority, validity, enforceability, collectability and value of the Loans, the title, condition and value of any collateral securing the Loans, the market conditions and other characteristics of the places where any such collateral is located, and all other facts it deems material to the purchase of the Loans.
5.9No Reliance. Except as set forth in the representations and warranties made by Seller herein, which Buyer is entitled to rely on, in entering into this Agreement and the other Sale Documents, Buyer has not relied upon any oral or written information from Seller or any of Seller’s employees, agents, attorneys or representatives, other than the limited representations and warranties of Seller contained herein. Buyer acknowledges that no employee, agent, attorney or representative of Seller has been authorized to make, and that Buyer has not relied upon, any statements, representations or warranties other than those specifically contained in this Agreement.
5.10Buyer a Sophisticated Investor. Buyer is a sophisticated investor and its bid and decision to purchase the Loans is based upon its own independent expert evaluations of the Loan Documents, Credit Documents and other materials deemed relevant by Buyer and its agents, including the representations and warranties of Seller expressly contained herein. Buyer has substantial commercial real estate finance experience and is capable of evaluating the risks and merits of its investment in the Loans. Buyer acknowledges that the Loans (including the

Loan Documents) may have limited or no liquidity and Buyer has the financial wherewithal to own the Loans and the Loan Documents and to bear the economic risk of an outright purchase of the Loans and the Loan Documents and a total loss of the Aggregate Purchase Price. Buyer acknowledges that subject only to the representations and warranties expressly set forth in this Agreement or the other Sale Documents, Except solely as and to the extent provided in the representations and warranties in Schedule 2 to this Agreement, Seller hereby specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, of, as, to, or concerning the manner of construction or condition or state of repair or lack of repair of any improvements located on the Mortgaged Properties.
5.11Communications with Obligors. At no time has Buyer or any of its representatives or agents communicated with any Obligor or any representative or agent of any Obligor regarding any Loan.
5.12Due Diligence. Buyer has had the opportunity to conduct such due diligence review and analysis of the due diligence materials (including, but not limited to the Loan Documents, the Review File and related information), together with such records as are generally available to the public from local, county, state and federal authorities, record-keeping offices and courts (including, without limitation, any bankruptcy courts in which any Obligor, guarantor or surety if any, may be subject to any pending bankruptcy proceedings), as Buyer deemed necessary, proper or appropriate in order to make a complete informed decision with respect to the purchase and acquisition of the Loans. Buyer acknowledges that it has the opportunity to conduct legal, and other appropriate due diligence as to the Loans. Buyer is aware of the level and form of documentation with respect to the Loans and it is assuming all risk with respect to the sufficiency of the Loan Documents. Buyer has been furnished with all information regarding the Loans that it has requested from Seller. Buyer acknowledges and agrees to purchase the Loans taking into account the related Mortgaged Property in its “as is” condition “with all faults” as of the Applicable Closing Date, except to the extent of the representations and warranties made by Seller contained in this Agreement. Notwithstanding anything to the contrary contained in the foregoing or elsewhere in this Agreement but subject to the provisions of Section 20 hereof, the Parties understand and agree that the fact that the Buyer or its designee has conducted or has failed to conduct any partial or complete examination of the Loan Documents or any other documents or information provided or made available by Seller to Buyer shall in no way alter or reduce the Seller’s obligations in respect of Seller’s representations and warranties or otherwise hereunder, including without limitation having no effect whatsoever on Buyer’s or any of its successors’ or assigns’ rights to demand repurchase or other relief or remedy provided for in this Agreement.
5.13Ownership Intent. Buyer is initially acquiring the Loans without a present intent to make a public distribution thereof requiring registration under the Securities Act of 1933, as amended, it being understood, however that Buyer may (a) include some or all of the Loans in one or more securitizations that will involve the offering of securities to third party investors in a manner that is exempt from such registration or that otherwise does not require such registration and/or (b) sell some or all of the Loans in one or more loan sales to third parties.
5.14Not a Prohibited Person. Buyer is not a Prohibited Person.
5.15Not a Sanctioned Person. None of Buyer, any Person directly or indirectly controlling Buyer, or to Buyer’s knowledge any Affiliate of any of the foregoing that has acted in connection with the Loans, (a) is a Sanctioned Person; or (b) to Buyer’s knowledge is under investigation for an alleged breach of Sanctions in connection with the Loans by a Governmental Authority that enforces Sanctions.

5.16Compliance with Anti-Money Laundering and Related Laws. Buyer is in compliance with all Sanctions, Anti-Money Laundering Laws, Anti-Corruption Laws, laws promulgated by the Consumer Financial Protection Bureau or the Federal Trade Commission, and any consumer compliance rules, regulations and laws in connection with the Loans and the transactions contemplated by this Agreement.
5.17Policies, Procedures and Controls. Buyer has implemented, maintains and enforces policies, procedures and controls reasonably designed to comply with all Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions, and has applied such policies, procedures and controls with respect to this Loan Purchase Agreement, or has procured that policies, procedures and controls reasonably designed to comply with Anti-Money Laundering and Sanctions have been applied with respect to this Agreement.
5.18Use of Funds. None of Buyer, any Person directly or indirectly controlling Buyer, any Person directly or indirectly controlled by Buyer, or, to the knowledge of Buyer, any other Affiliate of any of the foregoing, shall use any amounts received from Seller in connection with this agreement in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. None of Buyer, any Person directly or indirectly controlling Buyer, any Person directly or indirectly controlled by Buyer, or, to the knowledge of Buyer, any other Affiliate of any of the foregoing, shall use any amounts received from Seller in connection with this agreement, or lend, contribute, or otherwise make available such amounts to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with a Sanctioned Person, or (ii) in any manner that would be prohibited by Sanctions or would otherwise cause any Person to be in breach of any Sanctions.
5.19AS IS, WHERE IS Basis. Buyer acknowledges and agrees that Seller, except with respect to the representations and warranties expressly set forth in this Agreement and any contractual obligations under this Agreement, has not and does not represent, warrant or covenant the nature, accuracy, completeness, enforceability or validity of any Loan or Loan Documents, or any information or documents made available to Buyer or its counsel, accountants or advisors in connection with the Loans and the Loan Documents and, except with respect to the representations and warranties and related remedies expressly set forth in this Agreement and any contractual obligations under this Agreement, all documentation, information, analysis and/or correspondence, if any, which is or may be sold, transferred, assigned and conveyed to Buyer with respect to any and all Loans and Loan Documents is sold, transferred, assigned and conveyed to Buyer on an “AS IS, WHERE IS” basis, WITH ALL FAULTS.
6.Seller’s Representations, Warranties and Recourse. This sale is made without recourse against Seller, or representation or warranty by Seller, whether expressed, implied or imposed by law, of any kind or nature except as provided in this Section 6.
6.1Representations and Warranties by Seller. Seller hereby represents and warrants as follows, as of the Stage One Closing Date and the Stage Two Closing Date:
6.1.1Organization, Existence, Etc. Seller is duly formed or organized, validly existing and, in good standing (or state law equivalent) under the laws of the jurisdiction of its formation or organization, and is registered or qualified to conduct business in all other jurisdictions in which the failure to be so registered or qualified would materially and adversely affect the ability of Seller to perform its obligations under this Agreement.
6.1.2Authority, Enforceability, Etc. Seller has the power and authority to execute, deliver and perform its obligations under each of the Sale Documents to which it is a party and has taken all necessary action to authorize such execution, delivery and performance. Seller’s execution of this Agreement and its performance of its obligations under this Agreement are not subject to any further approval, vote or contingency from any person or committee. Assuming due authorization, execution and delivery by Buyer, the Sale Documents and all obligations of Seller under this Agreement are the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with the terms of the Sale Documents, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws of general applicability affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and by the court’s discretion in relation to equitable remedies.
6.1.3Conflict with Existing Laws or Contracts. The execution and delivery of the Sale Documents and the performance by Seller of its obligations under the Sale Documents will not conflict with or be a breach of any material provision of any law, regulation, judgment, order, decree, writ, injunction, contract, agreement or instrument to which Seller is subject. Seller has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution and delivery of the Sale Documents by Seller and performance by Seller of its obligations under the Sale Documents.
6.1.4Legal Action Against Seller. There is no action, suit or proceeding (i) of which Seller has received actual notice pending, or (ii) to Seller’s Knowledge, threatened in writing, against Seller, in any court or by or before any other governmental agency or instrumentality that would materially affect the ability of Seller to carry out the transactions contemplated by the Sale Documents.
6.1.5Licenses, Etc. Seller has all licenses necessary to carry on its business now being conducted and is licensed, qualified and in good standing (or state law equivalent) under the laws of each state where a Mortgaged Property is located or is otherwise exempt under applicable law from such qualification or is otherwise not required under applicable law to effect such qualification. No demand for such qualification has been made upon Seller by any state having jurisdiction and in any event Seller has been or will be in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Loan. Seller had the full power, authority and legal right to originate the Loans it originated. Seller has the full power, authority and legal right to hold each Loan and to sell each Loan.
6.1.6Solvency. Seller is solvent and the sale of the Loans hereunder will not cause it to become insolvent. The sale of the Loans is not undertaken with the intent to hinder, delay or defraud any of its creditors.
6.1.7ERISA. Seller is not and its assets do not include “plan assets” of an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Code, which is subject to Section 4975 of the Code. Seller is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and the transactions contemplated by this Agreement are not in violation of any state or local statutes, applicable to Seller, that are substantially similar to Section 406 of ERISA or Section 4975 of the Code.
6.1.8Not a Prohibited Person. Seller is not a Prohibited Person.
6.1.9Not a Sanctioned Person. None of Seller, any Person directly or indirectly controlling Seller, or, to the knowledge of Seller, any Affiliate of any of the foregoing that has acted in connection with the Loans, (a) is a Sanctioned Person; or (b) to the knowledge of Seller, is under investigation for an alleged breach of Sanctions in connection with the Loans by a Governmental Authority that enforces Sanctions.

6.1.10Compliance with Anti-Money Laundering and Related Laws. Seller is in compliance with all Sanctions, Anti-Money Laundering Laws, Anti-Corruption Laws, laws promulgated by the Consumer Financial Protection Bureau or the Federal Trade Commission, and any consumer compliance rules, regulations and laws in connection with the Loans and the transactions contemplated by this Agreement.
6.1.11Policies, Procedures and Controls. Seller has implemented, maintains and enforces policies, procedures and controls reasonably designed to comply with all Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions, and has applied such policies, procedures and controls to the Loans, or has procured that policies, procedures and controls reasonably designed to comply with Anti-Money Laundering and Sanctions Laws have been applied to the Loans.
6.1.12Use of Funds. None of Seller, any Person directly or indirectly controlling Seller, any Person directly or indirectly controlled by Seller, or, to the knowledge of Seller, any other Affiliate of any of the foregoing, shall use any amounts received from Buyer in connection with this Agreement in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. None of Seller, any Person directly or indirectly controlling Seller, any Person directly or indirectly controlled by Seller, or, to the knowledge of Seller, any other Affiliate of any of the foregoing, shall use any amounts received from Buyer in connection with this Agreement, or lend, contribute, or otherwise make available such amounts to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with a Sanctioned Person, or (ii) in any manner that would be prohibited by Sanctions or would otherwise cause any Person to be in breach of any Sanctions.
6.2Representations and Warranties by Seller as to the Loans. Seller hereby represents and warrants that, as to the Loans, the representations and warranties set forth in Schedule 2 to this Agreement are true and correct as of the Applicable Closing Date except as otherwise disclosed in Schedule 3 to this Agreement.
6.3Survival.
6.3.1The representations and warranties of Seller in Section 6.1 of this Agreement shall survive the Applicable Closing. The representations and warranties of Seller in Schedule 2 to this Agreement that are Evergreen R&W’s and such Schedule 2 representations and warranties that are Evergreen R&W’s made in the certificate to be delivered by Seller at the Applicable Closing shall also survive the Applicable Closing. The representations and warranties of Seller in Schedule 2 to this Agreement that are not Evergreen R&W’s and such Schedule 2 representations and warranties that are not Evergreen R&W’s made in the certificate to be delivered by Seller at the Applicable Closing shall survive the Applicable Closing for the period beginning on and including the Applicable Closing Date and ending on and including, for all Loans (whether or not Additional Loans), the Survival Period End Date (the “Survival Period”). Notwithstanding the foregoing, the Survival Period for the Special Liens Representation will end on and include March 31, 2025. ANY CLAIM FOR BREACH OF ANY OF SAID REPRESENTATIONS AND WARRANTIES SHALL BE VOID UNLESS MADE IN GOOD FAITH AND IN ACCORDANCE WITH THE REQUIREMENTS OF SECTION 20 OF THIS AGREEMENT.
6.3.2The representations and warranties of Buyer made in this Agreement and in any certificate or document to be delivered by Buyer at the Applicable Closing or otherwise required to be delivered by Buyer to effectuate the transactions contemplated hereby shall survive the Applicable Closing and shall not be subject to any Survival Period.

6.4Disclaimer. Except as expressly set forth herein, Buyer acknowledges and agrees that Seller is not making any representation or warranty of any kind or nature including, without limitation, any representation or warranty with respect to (a) the Loans, the Loan Documents, Obligors, or the Mortgaged Properties, (b) the business or financial condition of Obligors or the Mortgaged Properties, (c) the physical condition of any building, property or asset comprising all or a part of any Mortgaged Property, (d) the status, payment or nonpayment of any amounts due or past due under the Loan Documents or any real estate taxes or assessments with respect to any Mortgaged Property, (e) the presence or absence of any hazardous waste, toxic substances, asbestos or asbestos containing materials affecting any Mortgaged Property, (f) compliance or non-compliance of any Mortgaged Property with any laws, rules or regulations, including without limitation, those regarding hazardous waste, toxic substances, asbestos or asbestos containing materials, (g) the leases, rents, income or expenses of any Mortgaged Property, (h) compliance of the Mortgaged Properties with any applicable building codes, zoning ordinances or regulations, (i) the creditworthiness of any Obligor or the value of the Mortgaged Properties, or (j) the enforceability or legal sufficiency of any of the Loan Documents. BUYER ACKNOWLEDGES AND AGREES THAT OTHER THAN AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE LOANS, THE LOAN DOCUMENTS, THE MORTGAGED PROPERTY ENCUMBERED THEREBY OR ITS CONDITION (INCLUDING ANY DOCUMENTS OR MATERIALS PERTAINING TO THE MORTGAGED PROPERTY), THE ADEQUACY OF THE VALUE OF THE MORTGAGED PROPERTY, THE PAST, PRESENT OR FUTURE COMPLIANCE OF A OBLIGOR WITH THE TERMS AND CONDITIONS OF THE NOTE AND THE MORTGAGE, THE CREDIT WORTHINESS OF AN OBLIGOR, OR ANY OTHER WARRANTY OR REPRESENTATION NOT SPECIFICALLY SET FORTH HEREIN, AND BUYER ACKNOWLEDGES THAT SELLER HAS NOT AUTHORIZED ANY EMPLOYEE, AGENT, REPRESENTATIVE, BROKER, THIRD PARTY OR OTHER PARTY TO MAKE AND, TO THE EXTENT SO MADE, SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES. BUYER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE LOANS, THE LOAN DOCUMENTS AND THE MORTGAGED PROPERTIES ENCUMBERED THEREBY. IT IS UNDERSTOOD AND AGREED THAT THE LOANS ARE SOLD BY SELLER AND PURCHASED BY BUYER ON AN “AS-IS” BASIS, SUBJECT ONLY TO THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER CONTAINED IN THIS AGREEMENT. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE APPLICABLE CLOSING OR THE TERMINATION OF THIS AGREEMENT.
7.Conditions Precedent to Closing. The respective obligations of Buyer and Seller to complete the purchase and sale of the Loans pursuant to this Agreement are subject to the fulfillment on or prior to the Applicable Closing Date of each of the following additional conditions to be fulfilled by the other, unless the same is specifically waived in writing by the party for whose benefit the same is to be fulfilled:
7.1Conditions to Stage One Closing.
(a)Performance of Covenants. Seller and Buyer must have performed all of their respective covenants and agreements contained herein that are required to be performed by them on or prior to the Stage One Closing Date.

(b)Representations and Warranties of Seller. Seller shall deliver to Buyer a certificate signed by Seller stating that each of Seller’s representations and warranties in this Agreement are true and correct in all material respects on and as of the Stage One Closing Date with the same force and effect as if made on the Stage One Closing Date, subject, with respect to any Loans that are not Additional Loans, to any necessary updates to Schedule 3 hereto that are specified by Seller in such certificate and consented to in writing by Buyer.
(c)Representations and Warranties of Buyer. Buyer shall deliver to Seller a certificate signed by Buyer stating that each of Buyer’s representations and warranties in this Agreement are true and correct in all material respects on and as of the Stage One Closing Date with the same force and effect as if made on the Stage One Closing Date.
(d)Servicing Agreement. Seller and Buyer shall have entered into the Servicing Agreement on or prior to the Stage One Closing Date.
7.2Conditions to Stage Two Closing.
(a)Performance of Covenants. Seller and Buyer must have performed all of their respective covenants and agreements contained herein that are required to be performed by them on or prior to the Stage Two Closing Date.
(b)Representations and Warranties of Seller. Seller shall deliver to Buyer a certificate signed by Seller stating that each of Seller’s representations and warranties in this Agreement are true and correct in all material respects on and as of the Stage Two Closing Date with the same force and effect as if made on the Stage Two Closing Date, subject. with respect to any Additional Loans, to any necessary updates to Schedule 3 hereto that are specified by Seller in such certificate and consented to in writing by Buyer.
(c)Representations and Warranties of Buyer. Buyer shall deliver to Seller a certificate signed by Buyer stating that each of Buyer’s representations and warranties in this Agreement are true and correct in all material respects on and as of the Stage Two Closing Date with the same force and effect as if made on the Stage Two Closing Date.
(d)Occurrence of the Stage One Closing. The Stage One Closing shall have occurred.
(e)Notes and Allonges for Additional Loans. The Bailee shall have confirmed the completion of its check-in process and that it has the related Note and allonge for each Additional Loan.
8.Obligor Notices. On the Applicable Closing Date, Buyer shall provide Seller with the information concerning Buyer that Seller requires to complete the Obligor Notices in the form attached to this Agreement as Attachment 3. On or within ten (10) days after the Applicable Closing Date, Seller shall mail the Obligor Notices to the applicable persons (which mailing shall be by first class US mail).
9.Due Diligence Review. Subject to the understanding and agreement contained at the end of Section 5.12 of this Agreement, Buyer acknowledges that it has already completed its due diligence relating to the acquisition of the Loans and as such, Buyer waives its right to require additional information and/or materials concerning the Loans.
9.1Confidentiality. Each of Seller and Buyer acknowledges and agrees on behalf of itself and its affiliates that this Agreement is confidential and each of Seller and Buyer agrees that it will treat, and will cause its affiliates to treat, this Agreement and any non-public, proprietary and confidential information provided to it by or on behalf of the other party or by any of the other party’s affiliates confidentially. The foregoing acknowledgement and agreement, in the case of Buyer, shall be subject, as to the information covered by the Confidentiality Agreement, to the terms and conditions of the Confidentiality Agreement until and to the extent the Confidentiality Agreement is terminated in accordance with Section 22 of this Agreement. Each of Seller and Buyer further agrees that it will permit the other party to review and approve (such approval not to be unreasonably withheld or delayed) any reference to such other party or any of its affiliates in connection with this Agreement or the transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release. Notwithstanding the foregoing, nothing herein or in the Confidentiality Agreement shall prevent any of the Seller, the Buyer or their respective affiliates from disclosing any such information as contemplated in the Confidentiality Exceptions, and any right to require confidentiality under the Confidentiality Agreement is hereby waived with respect to any such information as contemplated by the Confidentiality Exceptions.
10.Actions During Pendency of Agreement. During the pendency of this Agreement, Seller shall not, without Buyer’s prior written consent, (i) enter into any amendment to or modification of any of the Loan Documents, (ii) waive any right it may have pursuant to any of the Loan Documents, or agree to forebear from exercising any of its rights under the Loan Documents, (iii) release any Mortgaged Property or other collateral from the lien of the Loan Documents, (iv) forgive any amounts due and owing by any person under the Loan Documents, (v) exercise any remedies available to it under the Loan Documents including, without limitation, the commencement of any foreclosure activities, or (vi) apply for, seek or consent to the appointment of a receiver for any of the Mortgaged Property; and to the extent that Seller does any of the foregoing without Buyer’s consent, Buyer shall have the right to require Seller to repurchase such Loan for the Repurchase Price, and in such case, Buyer shall have no other claims or rights against Seller under this Agreement and this Agreement shall otherwise be in full force and effect with respect to all the other Loans. During the pendency of this Agreement, subject to the limitations set forth above, Seller shall service and take all actions with respect to the Loans in the ordinary course of its business, consistent with prior practices.
11.Brokers.
(a)Seller represents and warrants to Buyer that Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Loans pursuant to this Agreement.
(b)Buyer represents and warrants to Seller that Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Loans pursuant to this Agreement.
(c)Each party to this Agreement (as applicable, the “Indemnifying Party”) will indemnify, defend and hold the other party harmless for, from and against any and all claims, liability, costs and expenses arising from the untruth of the representations made by the Indemnifying Party in this Section 11 or the failure of the Indemnifying Party to pay any brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Loans pursuant to this Agreement to the extent incurred by the Indemnifying Party.
12.Notices. Whenever in this Agreement a notice is indicated to be provided by a certain time of day, such time refers to the local time in New York City. All notices or deliveries required or permitted under this Agreement shall be in writing and delivered personally or by facsimile or generally recognized overnight delivery service, and shall be deemed given (a) when delivered, if delivered personally or by facsimile, or (b) on the following Business Day, if sent by generally recognized overnight delivery service for next Business Day (or earlier) delivery, in each case to the parties at their respective addresses set forth below, or such other address as either party may hereafter designate by notice given in compliance with this Section to the other party:
Seller:    HomeStreet Bank
[***]

with a copy to:

[***]

and with a copy to:

[***]
Buyer:    Bank of America, N.A.
[***]

with a copy to:

[***]

and with a copy to:

[***]
13.Severability. Each part of this Agreement is intended to be severable. If any term, covenant, condition or provision of this Agreement is unlawful, invalid, or unenforceable for any reason whatsoever, and such illegality, invalidity, or unenforceability does not materially affect the remaining parts of this Agreement, then all such remaining parts of this Agreement shall be valid and enforceable and have full force and effect as if the invalid or unenforceable part had not been included.
14.Construction. Unless the context otherwise requires, singular nouns and pronouns (including defined terms), when used herein, shall be deemed to include the plural and vice versa, and impersonal pronouns shall be deemed to include the personal pronoun of the appropriate gender. The captions and headings contained in this Agreement are for convenience of reference only and will not be deemed to modify, expand or limit the provisions of this Agreement.
15.Assignment. This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits hereof, including any attachments hereto, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their respective heirs, executors, administrators, representatives, successors, and assigns; provided, however, that neither party may assign its rights under this Agreement without the prior written consent of the other party. Without limiting the generality of the foregoing (but notwithstanding anything to the contrary contained in the proviso to the preceding sentence), following the Applicable

Closing, it is expressly acknowledged and agreed that Buyer may without the consent of Seller assign this Agreement in whole or in part in connection with one or more sales and/or securitizations by Buyer of some or all of the Loans to the related purchaser or securitization trust (including by way of an assignment to the depositor for such securitization trust, for assignment by such depositor to such securitization trust), as applicable (any such assignee, a “Permitted Assignee”).
16.Entire Agreement; Amendment. This Agreement supersedes any and all prior discussions and agreements between Seller and Buyer with respect to the purchase of the Loans and other matters contained in this Agreement. This Agreement contains the final expression of the entire understanding between the parties hereto with respect to the transactions contemplated in this Agreement. The appendix, schedules and attachments to this Agreement are hereby incorporated into and made a part hereof and are an integral part of this Agreement. This Agreement may be amended only by means of a written agreement executed by the party sought to be charged with the amendment.
17.Further Assurances. Seller will, whenever and as often as shall be reasonably requested to do so by Buyer, and Buyer will, whenever and as often as shall be reasonably requested so to do by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary to complete the transaction herein contemplated and to carry out the intent and purposes of this Agreement.
18.Choice of Law; Exclusive Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, pursuant to Section 5-1401 of the New York General Obligations Law. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT WILL BE INSTITUTED IN (OR, IF PREVIOUSLY INSTITUTED, MOVED TO) ANY FEDERAL OR STATE COURT DESIGNATED BY SELLER IN THE CITY OF NEW YORK, COUNTY OF NEW YORK. EACH PARTY HEREBY (I) WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING AND (11) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT THE FOREGOING AGREEMENT, WAIVER AND SUBMISSION ARE MADE PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
19.Time of the Essence. Time is of the essence of all provisions of this Agreement.
20.Remedies for Breach; Limitation of Damages. Neither party shall be liable to the other party for any consequential, special or punitive damages. If there is a breach of any representation or warranty of Seller set forth in Section 6 and such breach materially and adversely affects the value of any of the Loans, the Mortgages or the Mortgaged Properties (each, a “Breach”), Buyer shall give written notice to Seller following discovery of such Breach, and Seller shall have the right to cure all Breaches which are the subject of the notice in all material respects during a period of 90 days after receipt of such notice; provided, however, that if it is reasonably likely such Breach could be cured, but not within such 90 day period, Buyer and Seller shall mutually agree to a reasonable further extension of the expiration of the cure period to permit Seller to cure such Breach; provided further, however, that in no event shall the sum of (x) the original 90-day cure period and (y) all extensions exceed 180 days (the “Cure Period”); and provided further, however, that with respect to any breach of the representation and warranty contained in No. 33 on Schedule 2 to this Agreement (entitled “Loan-to-Value and Prepayment Penalty Characteristics”), the period for which cure shall be permitted shall be 85 days after receipt of such notice with no extension; and provided further, however, that with respect to a breach of the Special Liens Representation, the period for which cure shall be permitted shall be 30 days after receipt of such notice with no extension. If such breach is not cured in all material respects within the Cure Period, or not waived or consented to in writing by Buyer, Seller shall repurchase the affected Loan or Loans at the Repurchase Price within 15 Business Days after written demand by Buyer; provided, however, that the Repurchase Price in respect of a breach of the Special Liens Representation shall be paid within 5 Business Days after written demand by Buyer. In such event, upon payment by Seller of the Repurchase Price and all reasonable out-of-pocket costs incurred by Buyer in connection with the repurchase, Buyer shall reassign the applicable Loan or Loans and the related Loan Documents to Seller by means of assignment documents substantially similar to the applicable Closing Documents. Buyer’s remedies set forth in this Section 20 shall be the exclusive remedies of Buyer, and Buyer shall not be entitled to any other rights, remedies or other relief, at law or in equity, for Seller’s breach of any representation or warranty set forth in Section 6 of this Agreement. If Seller repurchases any Loan pursuant to this Section 20, Buyer, following receipt by Buyer of the Repurchase Price therefor, promptly will deliver or cause to be delivered to Seller, all Loan Documents with respect to such Loan, including all documents or instruments constituting part of the Review File, the servicing file (including any documents or instruments added to the servicing file after the Applicable Closing Date). Each document of such Loan that was endorsed or assigned to Buyer will be endorsed and assigned to Seller in the same manner. Furthermore, Buyer agrees to pay to Seller, within five (5) Business Days after receipt thereof, any payments received by Buyer with respect to such Loan after the repurchase date. Any Impounds and Reserves held by Buyer in connection with the Loans shall be transferred by Buyer to Seller, subject to the rights of the Obligors with respect thereto, on the repurchase date. From time to time after the repurchase date, Buyer shall deliver to Seller promptly, and in any event within five (5) Business Days after the receipt thereof, amounts constituting an Impound or Reserve payment.
Buyer or Permitted Assignee, as applicable, shall provide a certificate to Seller which shall include the following certifications with respect to the applicable Loan, in each case as of the date the Loan is assigned by Buyer to Seller and subject to the Pre-Closing Facts and Seller Fault Exceptions (as defined below), and which shall survive the date of repurchase of the applicable Loan:
(1)Buyer or Permitted Assignee, as applicable, is the sole legal and beneficial owner of the Loan and the related Loan Documents; provided that this representation shall not be required if the Breach that gives rise to the repurchase is due to the fact that Seller was not the sole legal and beneficial owner of such Loan and the related Loan Documents;
(2)The Loan and the related Loan Documents and all rights thereunder are free and clear of any liens or encumbrances placed on such Loan on or after the Applicable Closing Date;
(3)The outstanding principal balance of the Loan on the date of repurchase;
(4)None of Buyer, Permitted Assignee nor any other Person holds escrows or reserves under the Loan other than as set forth on a schedule to be attached to such certificate;
(5)Since the Applicable Closing Date, except as set forth in such certificate, none of Buyer, Permitted Assignee nor any subsequent holder of the Loan has entered into or consented to any material amendment, modification or waiver of the Loan that changes the material economic terms of the Loan or released any obligor or collateral with respect to the Loan other than in accordance with the terms of the related Loan Documents;
(6)None of Obligor, any additional obligor or pledgor or any guarantor of any Loan nor any agent of any of the foregoing has alleged in a writing received by Buyer or Permitted Assignee that any Loan is subject to any right of rescission, set off, counterclaim or defense, including, without limitation, any defense of usury; and
(7)The servicing and collection practices used by Buyer and/or Permitted Assignee with respect to the Loan have been, in all material respects, legal and have met customary industry standards for servicing of commercial loans similar to the Loans.
“Pre-Closing Facts and Seller Fault Exceptions” means that Buyer shall be deemed to make each and every of the foregoing representations and warranties except to the extent untrue by reason of facts and circumstances existing prior to the Applicable Closing Date or by reason of the acts or omissions of Seller.
21.Waiver of Jury Trial. TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THE PARTIES IN CONNECTION WITH THIS AGREEMENT.
22.Confidentiality Agreement. Effective upon the Applicable Closing, the Confidentiality Agreement will terminate with respect to the Loans purchased by Buyer on the related Applicable Closing Date, but not with respect to any other loans covered by the Confidentiality Agreement.
23.Attorneys’ Fees, Etc. If either party retains an attorney to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to recover all reasonable attorneys’ fees and other costs of such enforcement from the other party, including, without limitation, all such fees and costs incurred in arbitration and in trial and appellate courts, fees incurred without suit, and all arbitration, court and accounting costs.
24.Counterparts; Electronic Transmission. This Agreement may be executed in one or more counterparts and by the different parties on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Delivery by a party to this Agreement of a signed copy of this Agreement, or a signed signature page hereto, by fax, e-mail or other electronic means shall be as effective as delivery by such party of a fully-executed complete original of this Agreement.
25.Bulk Sales. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Loans to Buyer.
26.Costs and Expenses. Seller and Buyer shall each pay their own attorney’s fees and other expenses in connection with preparation and negotiation of this Agreement and each Applicable Closing of the Loan Sale.

27.Failure to Close.
27.1If for any reason, without material non-cooperation and/or material non-performance of Seller with its obligations under this Agreement, Buyer fails to consummate the purchase and sale of the Loans on the Applicable Closing Date according to the terms and conditions set forth in this Agreement, Seller shall be entitled as its sole and exclusive remedy to either (i) receive the Liquidated Damages Payment (as defined below) from Buyer and terminate this Agreement by written notice to Buyer, which Liquidated Damages Payment shall represent and be liquidated damages payable to Seller in such event as a fair and reasonable sum to recompense Seller for the costs incurred, labor and services performed and the loss of its bargain, all of which are difficult to ascertain, and in the event Seller so elects to terminate this Agreement, this Agreement shall be null and void and of no further force or effect, the Liquidated Damages Payment shall be paid to Seller as liquidated damages, and the parties hereto shall have no further rights or obligations under this Agreement other than as provided in Section 27.4 and other than those that expressly survive the termination hereof or (ii) obtain specific performance with respect to the purchase and sale of the Loans related to such Applicable Closing Date.
27.2If for any reason, without material non-cooperation and/or material non-performance of Buyer with its obligations under this Agreement, Seller fails to consummate the purchase and sale of the Loans on the Applicable Closing Date according to the terms and conditions set forth in this Agreement, Buyer shall be entitled as its sole and exclusive remedy to either (i) receive the Liquidated Damages Payment (as defined below) from Seller and terminate this Agreement by written notice to Seller, which Liquidated Damages Payment shall represent and be liquidated damages payable to Buyer in such event as a fair and reasonable sum to recompense Buyer for the costs incurred, labor and services performed and the loss of its bargain, all of which are difficult to ascertain, and in the event Buyer so elects to terminate this Agreement, this Agreement shall be null and void and of no further force or effect, the Liquidated Damages Payment shall be paid to Buyer as liquidated damages, and the parties hereto shall have no further rights or obligations under this Agreement other than as provided in Section 27.4 and other than those that expressly survive the termination hereof or (ii) obtain specific performance with respect to the purchase and sale of the Loans related to such Applicable Closing Date.
27.3As used in this Section 27, “Liquidated Damages Payment” means an amount equal to TWO MILLION DOLLARS ($2,000,000). For the avoidance of doubt, the ability of one party to receive, and the corresponding obligation of the other party to pay, the Liquidated Damages Payment as provided in the foregoing provisions of this Section 27 will apply, if at all, in one and only one of the following cases: either (a) the non-occurrence of both the Stage One Closing and the Stage Two Closing (it being understood that if there is no Stage One Closing, there will be no Stage Two Closing, and accordingly if the applicable party elects to receive the Liquidated Damages Payment upon the failure to consummate the purchase and sale of Loans to occur on the Stage One Closing Date, it may do so upon the non-occurrence of the Stage One Closing, and such amount shall represent the full liquidated damages due in respect of the non-occurrence of both the Stage One Closing and the Stage Two Closing), or (b) the occurrence of the Stage One Closing but the non-occurrence of the Stage Two Closing. The Liquidated Damages Payment shall be payable by wire transfer of immediately available funds. Any such payment shall be made within two (2) Business Days after the election by the applicable party in accordance with Section 27.1 or 27.2, as applicable, in accordance with the instructions of such electing party.
27.4In the event that the Stage One Closing occurs but the Stage Two Closing does not occur, then, notwithstanding the payment of any Liquidation Damage Payment and notwithstanding anything to the contrary contained in this Section 27, (i) such Liquidated

Damage Payment shall be liquidated damages solely in respect of and in compensation for the failure to consummate the purchase and sale of Additional Loans at the Stage Two Closing, and (ii) this Agreement (including without limitation all rights and obligations of Buyer and Seller hereunder) shall remain in full force and effect with respect to the Loans sold by Seller and purchased by Buyer at the Stage One Closing.
[Remainder of page intentionally left blank]

DATED as of the date first set forth above.

SELLER: HOMESTREET BANK	BUYER: BANK OF AMERICA, N.A.
By:/s/ Mark Mason	By: /s/ Steven Wasser
Name: Mark Mason	Name: Steven Wasser
Title - President and Chief Executive Officer	Title - Managing Director

Signature Page

SCHEDULE 1
PRICING SCHEDULE
[To be inserted.]
Schedule 1

SCHEDULE 2
REPRESENTATIONS AND WARRANTIES AS TO THE LOANS
[The representations and warranties in this Schedule address the following topics:]
1.Title to Loans. [***]
2.Enforceability. [***]
3.Rescission, Set off, Etc. [***]
4.Lien. [***]
5.Title Insurance. [***]
6.Schedule, Data File and Review File Information. [***]
7.Complete Documentation; No Modification. [***]
8.Disbursement of Loan Proceeds. [***]
9.Cross-Collateralization and Cross-Default. [***]
10.Condemnation. [***]
11.Environmental Matters. [***]
12.Taxes and Assessments. [***]
13.No Consents. [***]
14.Underwriting; Servicing. [***]
15.Advances. [***]
16.Substitution. [***]
17.Origination. [***]
18.Financing Statements. [***]
19.Insurance. [***]
20.Appraisal. [***]
21.Transfers. [***]
22.No Defaults. [***]
23.Bankruptcy. [***]
24.Requests for Payoff Statement. [***]
Schedule 2

25.Special Liens Representation; Junior Liens. [***]
26.Insurance Policies Not Impaired. [***]
27.No Contingent Interest or Equity Kicker. [***]
28.Whole Loans. [***]
29.Payment History. [***]
30.Impounds and Reserves. [***]
31.Flood Hazard Determination. [***]
32.Condition of Mortgaged Property. [***]
33.Loan-to-Value and Prepayment Penalty Characteristics. [***]
34.Mortgage Releases. [***]
35.Defeasance. [***]
36.Interest Rates. [***]
37.Payment Terms and Compliance with Usury Laws. [***]
38.No Condominiums, No Ground Leases. [***]
39.Recourse Obligations. [***]
40.Organization of Obligor. [***]
41.Licenses and Permits. [***]
42.Trustee under Deed of Trust. [***]
43.Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. [***]
44.Illegal Activities. [***]
45.ERISA. [***]
2

SCHEDULE 3
EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

[Exceptions to Representations and Warranties follow this page.]
Schedule 3

SCHEDULE 4
DATA FILE
[Data File follows this page.]

Schedule 4

SCHEDULE 5
ADDITIONAL LOANS
[Additional Loans Schedule follows this page.]
Schedule 5

ATTACHMENT 1
Form of Allonge
ALLONGE
Loan No.:        ______________________
Property Name:    ______________________
Borrower Name:    ______________________
Reference is made to the $___________ promissory note (the “Note”) from __________________ payable to the order of ______________________ (“Assignor”) [, as successor to _________________]. It is intended that this Allonge be attached to and made a permanent part of the Note.
Pay to the order of __________________________, a _________________________ (“Assignee”), without recourse, representations or warranties of any kind.
Executed as of the ___ day of __________, 20____.
____________________________________
By:
Title:
Attachment 1

ATTACHMENT 2
Form of Mortgage Assignment

WHEN RECORDED MAIL TO: [___________] Loan Number: __________________	SPACE ABOVE LINE FOR RECORDER’S USE
ASSIGNMENT OF [DEED OF TRUST/MORTGAGE] AND LOAN
HomeStreet Bank, a Washington state chartered commercial bank (“Assignor”), having an office at ______________________ is the holder of the [Deed of Trust/Mortgage] dated ______________ from __________________ in favor of Assignor recorded on ______, 20__ under recording no. ___ in the records of ___________ County, [State] (together with any amendments, renewals, extensions, or modifications thereto, the [“Deed of Trust”/”Mortgage”) [; and (b) the Assignment of Leases and Rents dated __________________ from _____________________ in favor of Assignor recorded on ______________20__ under recording no. ________ in the records of _________County, [State] (together with any amendments, renewals extensions or modifications thereto, the “Assignment of Leases and Rents”).]
Assignor hereby sells, assigns, transfers and conveys all the right, title and interest of Assignor in and to the following to [____________] (“Assignee”), with an address at _______________________________, Attn: _________________________, (a) the [Deed of Trust/Mortgage] and all obligations secured thereby, (b) [the Assignment of Leases and Rents], (c) the loan secured by the [Deed of Trust/Mortgage]; and (d) all promissory notes and other documents, instruments and agreements evidencing, securing, guaranteeing or otherwise governing the terms of such loan (including but not limited to all environmental indemnity agreements entered into in connection with such loan, whether or not the same are included in the [Deed of Trust/Mortgage] and whether or not the same are secured). This assignment is made without recourse, representations or warranties of any kind, except for those set forth in the related purchase and sale agreement between Assignor and Assignee.
Executed as of the ___ day of __________, 2024.
HOMESTREET BANK,
a Washington state chartered commercial bank
By____________________________________

Its____________________________________
[**Add appropriate form of notary acknowledgment. Format document and add additional information per state law recording requirements.**]
Attachment 2

ATTACHMENT 3
FORM OF NOTICE TO OBLIGORS*
_____________, 2024
BORROWER NAME
C/O PROPERTY MANAGEMENT COMPANY
ADDRESS
CITY, STATE, ZIP CODE
Subject: Loan No. ___________________
Property: _____________________________
Dear Valued Customer,
HOMESTREET BANK wishes to advise you that your loan has been sold to _______________. The transfer of servicing of your loan is effective __________________, 201____. This sale and transfer of servicing of your loan does not affect any terms or conditions of the loan. _______________ will start accepting your payments beginning __________________, 2024. All your mortgage payments should now be made payable to _______________. Any payments received after, _______________, 2017 will be forwarded directly to _______________. Please reference the above loan number when submitting payments to _______________ until notified of your new loan number. Your payment should be sent to:
Send via regular mail to:
_________________________
_________________________
_________________________
Overnight payments should be sent to:
_________________________
_________________________
_________________________
If you currently have pre-authorized loan payments debited from an account; this authorization is terminated as of __________________, 2024. ______________ offers this service and the information to establish pre-authorized payments is included in their welcome letter.
Until new pre-authorization is established please forward payments to one of the addresses listed above.
You will receive your next billing statement from ______________ approximately 7 to 10 days prior to your due date. HOMESTREET BANK is available to assist you with questions
1

regarding the sale and transfer of servicing. You may call the Loan Operations Department between 8:00 a.m. and 5:00 p.m. (PST) Monday through Friday at ______________ or __________________ at ________________.
We appreciate the opportunity to have serviced your loan.
Sincerely,
HOMESTREET BANK,
Loan Servicing Department

2

FORM OF NOTICE TO INSURANCE AGENT
_____________, 2024
RE:    Insured:
Seller Loan#:     0000000000
Property:
Policy #:
Dear Sir/Madam:
HOMESTREET BANK has sold and transferred servicing of the mortgage loan secured by the property referenced above. The new mortgage holder and servicer of the loan is referenced below. Please change the mortgagee name, mailing address, and loan number on the policy to read as:
___________________________
___________________________
___________________________
Please forward a revised evidence of insurance to the new lender reflecting this change.
Thank you for your assistance in this matter.
Sincerely,
HOMESTREET BANK, Loan Servicing Department
3

ATTACHMENT 4
FORM OF ASSIGNMENT OF LOANS
On this day of [__________], 2024, [__________] (“Seller”), as Seller under that certain Loan Purchase and Sale Agreement, dated as of [__________], 2024 (the “Purchase Agreement”) does hereby sell, transfer, assign, set over and convey to [__________] (“Buyer”), as Buyer under the Purchase Agreement, without recourse representation or warranty, except as otherwise expressly set forth in the Purchase Agreement, all right, title and interest of, in and to the Loan listed on Schedule I attached hereto and as further described on Schedule I to the Purchase Agreement, together with (i) the related Loan Documents and loan files, (ii) all rights and obligations related thereto with respect to the Loan (including, without limitation, all interest, principal and any other payments received on or with respect to the Loan on or after the date hereof), (iii) all other documents and instruments relating to the Loan, including, but not limited to, all title insurance policies, opinions of counsel, reports, certificates, instruments, insurance policies (including, without limitation, all of Seller’s right, title and interest (as holder of the Loan) under the insurance policies maintained by the applicable Obligor as mortgagee, loss payee and/or additional insured), (iv) all collateral security delivered by the applicable Obligor or otherwise related to the Loan (including, without limitation, all such right, title and interest of Seller in, to and under the related Mortgaged Property) and (v) all proceeds of the foregoing (the “Assigned Matters”).
Buyer hereby accepts the foregoing assignment of Seller’s right, title and interest of, in and to the Loan and the Assigned Matters and hereby assumes and agrees to fulfill, perform and discharge, from and after the Applicable Closing Date, all of the various commitments, obligations and liabilities of Seller with respect to the Loan (including, without limitation, the Loan Documents) accruing from and after the Applicable Closing Date and hereby agrees to be bound by the terms and provisions thereof.
Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

Attachment 4

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption as of the day and year first hereinabove set forth.
SELLER
[____________]
By: ___________________________________
Name:_________________________________
Title:__________________________________
BUYER
[____________]
By: ___________________________________
Name:_________________________________
Title:__________________________________
2

Schedule I
Attach Loan Schedule